Exhibit 10.13

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

From:	Suneel Anant Sawant
Chief Executive Officer Ealixir Inc. and Subsidiaries

To:	Danila Cristina Edj Pisati
Managing Director Ealixir Hispania SLU

Miami, March 31st, 2023

Subject: New Assignment and increase in salary

Dear Danila,

We would like to congratulate you for the hard work and dedication shown over the past years in your current role as Managing Director of Ealixir Hispania SLU.

In recognition of your work in the first quarter 2023 we are glad to grant to you a bonus of EURO 9,000.00, net of taxes and social contributions.

While extending to you our appreciation for the valuable advice and guidance always provided in your assignments, we are hereby glad to appoint you as Human Resources Director for Ealixir Inc. and Subsidiaries, effective from April 1st, 2023.

In recognition of your new assignment, your salary will be raised to EURO 96.000,00, net per annum; in addition, you will be paid a net annual job allowance of EURO 15.000,00, in recognition of your work for Ealixir Group of companies.

The company grants you a flat-rate monthly reimbursement of EURO 2,500.00 for the rent and running for the office located in Rambla Catalunya 62, Barcelona, Spain.

We take the chance to wish you good luck in your future endeavors, and congratulations. Yours faithfully,

/s/ Suneel Anant Sawant
Suneel Anant Sawant
Chief Executive Officer
Ealixir Inc. and Subsidiaries
[*****]